Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	KVH Industries, Inc. Donald W. Reilly 401-608-8977 dreilly@kvh.com	FTI Consulting Christine Mohrmann 212-850-5600

KVH Industries Reports Third Quarter 2018 Results

MIDDLETOWN, RI, October 31, 2018 — KVH Industries, Inc., (Nasdaq: KVHI) reported financial results for the quarter ended September 30, 2018 today. The company will hold a conference call to discuss these results at 10:30 a.m. ET today, which can be accessed at investors.kvh.com. Following the call, a replay of the webcast will be available through the company’s website.

Third Quarter 2018 Highlights

•	Shipments of VSAT units increased more than 125% compared to the third quarter of 2017.

•
AgilePlans subscription service, our Connectivity as a Service Program for the commercial maritime sector, amounted to 64% of total commercial maritime VSAT shipments, and 54% of the total VSAT shipments for the quarter. Installations for the quarter increased 27% compared to the second quarter of 2018.

•	Fiber optic gyro (FOG) product sales grew 53% compared to the third quarter of 2017, the seventh consecutive quarter of double-digit growth.

•	Our mini-VSAT Broadband installed base of subscribers increased 9% compared to the third quarter of 2017.

•
Total revenue increased in the third quarter of 2018 to $43.5 million from $40.4 million in the third quarter of 2017, driven primarily by an increase in FOG product sales and an increase in mini-VSAT Broadband airtime revenue. Revenue increased even though revenue is not recognized immediately on AgilePlans shipments as revenues under the AgilePlans program are recognized over time.

•	Net loss in the third quarter of 2018 was $1.2 million, or $0.07 per share, compared to a net loss of $2.4 million, or $0.15 per share in the third quarter of 2017.

•	Non-GAAP net income in the third quarter of 2018 was $0.7 million, or $0.04 per share, compared to $0.4 million, or $0.02 per share in the third quarter of 2017.

•	Non-GAAP adjusted EBITDA in the third quarter of 2018 was $3.2 million, compared to $1.8 million in the third quarter of 2017.

•
On October 30, 2018, we amended and restated our existing credit agreement. As part of the new, three-year agreement, we repaid approximately $17.0 million of outstanding borrowings, increased the amounts available under our revolving facility to $20.0 million, and changed certain covenant requirements to be less restrictive. At the closing of the transaction, we borrowed $5.0 million under the revolver.

Commenting on the quarter, Martin Kits van Heyningen, KVH’s chief executive officer, said, “Our third quarter results reflect a continuation of the strong momentum that drove the first half of our year. Our VSAT shipments were a third quarter record for us, growing more than 125% compared to the third quarter of 2017. Our VSAT shipments through the first nine months of the year have already surpassed our shipments for all of 2017 by more than 40%. Our AgilePlans Connectivity as a Service Program was a significant driver of this growth, but traditional shipments of our VSAT products increased almost 45% as well. Our airtime subscribers again grew by 9%. Our pace of AgilePlans installations increased 27% compared to the second quarter of 2018. In our inertial navigation segment, our FOG revenue increased by over 50% in the most recent quarter, our seventh consecutive quarter of double digits growth. The development of our photonic chip-based FOG continues on track, and we continue to expect to provide test units to customers by the end of this year.”

The company operates in two segments, mobile connectivity and inertial navigation. Net sales for the mobile connectivity segment increased $0.7 million, or 2%, compared to the third quarter of 2017 due to a $1.1 million increase in our mini-VSAT Broadband airtime revenue and a $0.5 million increase in marine mobile connectivity product sales, partially offset by a $0.9 million decrease in content and training revenue. Net sales for our inertial navigation segment increased $2.4 million, or 31%, compared to the third quarter of 2017, due to a $2.7 million increase in FOG sales and a $0.5 million increase in contracted engineering service sales, partially offset by a $0.9 million decrease in TACNAV sales.

Financial Highlights (in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
GAAP Results
Revenue	$43.5	$40.4	$127.0	$121.1
Net loss	$(1.2)	$(2.4)	$(6.4)	$(9.3)
Net loss per share	$(0.07)	$(0.15)	$(0.38)	$(0.57)

Non-GAAP Results
Net income (loss)	$0.7	$0.4	$0.3	$(0.2)
Net income (loss) per share	$0.04	$0.02	$0.02	$(0.01)
Adjusted EBITDA	$3.2	$1.8	$7.0	$3.4
For more information regarding our non-GAAP financial measures, see the tables at the end of this release.
Third Quarter Financial Summary
Revenue was $43.5 million for the third quarter of 2018, an increase of 8%, compared to the third quarter of 2017.

Product revenues for the third quarter of $16.3 million were 16% higher than the prior year quarter, due to an increase in inertial navigation product sales of $1.8 million and a $0.4 million increase in mobile connectivity product sales. Mobile connectivity product sales increased primarily due to a $0.5 million increase in marine product sales, partially offset by a $0.1 million decrease in land mobile product sales. The increase in marine product sales was due to a $0.2 million increase in mini-VSAT Broadband product sales and a $0.3 million increase in marine accessories and LTE product sales. The adoption of ASC 606 negatively impacted marine product sales by $0.4 million. Inertial navigation product sales increased primarily due to a $2.7 million increase in FOG product sales, partially offset by a $0.9 million decrease in TACNAV product sales.

Service revenues for the third quarter were $27.2 million, an increase of 3% compared to the third quarter of 2017, due to a $0.6 million increase in inertial navigation service sales and a $0.3 million increase in mobile connectivity service sales. Airtime service revenues, which include mini-VSAT Broadband airtime revenues, increased 6% in the third quarter of 2018 compared to the third quarter of 2017 due to a 9% increase in subscribers. Content and training revenues, which include our entertainment, eLearning, and safety content, decreased by 12% in the third quarter of 2018 compared to the third quarter of 2017. Our engineering service revenues in the third quarter of 2018 increased by $0.5 million compared to the third quarter of 2017 as a result of a substantial contract which began in the first quarter of 2018 and was extended through the third quarter.

Our operating expenses remained flat compared to the third quarter of 2017 at $19.3 million. The key drivers were a $0.4 million increase in funded engineering expenses, which reduced research and development expense, and a $0.3 million decrease in marketing expenses, partially offset by a $0.4 million increase in salaries, benefits, and taxes, and a $0.3 million increase in bad debt expense.

Nine Months Ended September 30 Financial Summary

Revenue was $127.0 million for the nine months ended September 30, 2018, an increase of 5% compared to the nine months ended September 30, 2017. Product revenues for the nine months ended September 30, 2018 were $46.5 million, which was 7% higher than the nine months ended September 30, 2017 due to a $5.5 million increase in inertial navigation product sales, which was partially offset by a $2.3 million decrease in mobile connectivity product sales. Inertial navigation product sales increased primarily due to a $5.6 million increase in FOG product sales, partially offset by a $0.1 million decrease in TACNAV product sales. Mobile connectivity product sales decreased primarily due to a $1.5 million decrease in marine product sales due partly to the impact of the AgilePlans subscription service, the adoption of ASC 606, and a $0.8 million decrease in sales of our land mobile connectivity products.

Service revenues for the nine months ended September 30, 2018 were $80.5 million, an increase of 3% compared to the nine months ended September 30, 2017 due to a $1.5 million increase in inertial navigation service sales and a $1.2 million increase in mobile connectivity service sales. Airtime service revenues, which include mini-VSAT Broadband airtime revenues, increased 5%. Content and training revenues, which include our entertainment, eLearning, and safety content, in the nine months ended September 30, 2018 decreased by 6% compared to the nine months ended September 30, 2017. Our engineering service revenues in the nine months ended September 30, 2018 increased 48% compared to the nine months ended September 30, 2017 as a result of a substantial contract which began in the first quarter of 2018 and was extended through the third quarter.

Our operating expenses decreased $0.8 million year-over-year to $58.8 million in the nine months ended September 30, 2018 compared to $59.6 million in the nine months ended September 30, 2017. The key drivers were a $1.0 million increase in funded engineering expenses, a $0.5 million decrease in marketing expenses, and a $0.4 million decrease in outside consulting fees. These decreases were partially offset by a $0.8 million increase in warranty expense and $0.2 million increase in bad debt expense.

Fourth Quarter 2018 and Full Year 2018 Outlook

Our guidance for the fourth quarter and full year of 2018 is below. We expect that our full-year 2018 VSAT shipments will almost double compared to 2017, largely as a result of the popularity of our AgilePlans program among our commercial customers. We have reduced our full year guidance for revenues and earnings, partly as a result of the continued success of our AgilePlans program which, to some extent, negatively impacts the amount of revenues we are able to record in a particular period. The reduction in our full year revenue and earnings forecast also reflects lower than expected TACNAV orders, attributable somewhat to the recent political tensions in certain international markets, and higher operating expenses associated with the launch of our new TracPhone V3-HTS antenna along with our continuing investment in long-term initiatives such as our new photonic chip-based FOG.

(in millions, except per share data)	Fourth Quarter		Full Year
	From	To	From	To
Revenue	$44.0	$48.0	$171.0	$175.0
GAAP EPS	$(0.10)	$(0.01)	$(0.48)	$(0.38)
Non-GAAP EPS	$0.02	$0.09	$0.04	$0.11
Non-GAAP adjusted EBITDA	$3.0	$5.0	$10.0	$12.0

ASC 606 requires that certain revenues that had been recognized in prior periods be reversed as of January 1, 2018 and be recognized over time as performance obligations are met, and, likewise, that certain currently generated revenues that would have been recognized under previous accounting guidance instead be deferred and recognized over time as performance obligations are met. We expect the net impact of this change in accounting guidance, which is reflected in the above tables, will be as follows:

(in millions, except per share data)	Fourth Quarter	Full Year
Revenue	$(1.0)	$(2.0)
GAAP EPS	$(0.02)	$(0.03)
Non-GAAP EPS	$(0.01)	$(0.02)
Non-GAAP adjusted EBITDA	$(0.2)	$(0.3)

Other Recent Announcements

•
Singtel, Asia's leading communications technology group, announced a partnership to provide shipping companies a seamless broadband service with KVH's mini-VSAT Broadband satellite connectivity to help accelerate the digital transformation of the maritime industry across the Asia-Pacific region.

•	National Marine Electronics Association (NMEA) recognized KVH Marine Satellite Systems with 2018 Product Excellence Awards.

•	KVH pledged support to Maritime UK's Women in Maritime campaign, which aims to promote fairness, equality, and inclusion within the maritime sector.

•	KVH Videotel introduced a new training package free to mariners worldwide, "Seafarers’ Mental Health and Wellbeing".

Please review the corresponding press releases for more details regarding these developments.

Conference Call Details

KVH Industries will host a conference call today at 10:30 a.m. ET through the company’s website. The conference call can be accessed at investors.kvh.com and listeners are welcome to submit questions pertaining to the earnings release and conference call to ir@kvh.com. The audio archive will be available on the company website within three hours of the completion of the call.

Non-GAAP Financial Measures

This release provides non-GAAP financial information, which may include constant-currency revenue, non-GAAP net income (loss), non-GAAP diluted EPS, and non-GAAP adjusted EBITDA, as a supplement to our condensed consolidated financial statements, which are prepared in accordance with generally accepted accounting principles (“GAAP”). Management uses these non-GAAP financial measures internally in analyzing financial results to assess operational performance. Constant-currency revenue is calculated on the basis of local currency results, using foreign currency exchange rates applicable to the earlier comparative period, and management believes that presenting information on a constant-currency basis helps management and investors to isolate the impact of changes in those rates from other factors. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared in accordance with GAAP. The non-GAAP financial measures used in this press release adjust for specified items that can be highly variable or difficult to predict. Management generally uses these non-GAAP financial measures to facilitate financial and operational decision-making, including evaluation of our historical operating results, comparison to competitors’ operating results, and determination of management incentive compensation. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures, may provide a more complete understanding of factors and trends affecting our business.

Some limitations of non-GAAP net income (loss), non-GAAP diluted EPS, and non-GAAP adjusted EBITDA include the following:

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Non-GAAP net income (loss) and diluted EPS exclude amortization of intangibles, stock-based compensation, employee termination and other non-recurring costs, foreign exchange transaction gains and losses, the tax effect of the foregoing and the change in valuation allowance.

•
Non-GAAP adjusted EBITDA represents net income (loss) before interest income, interest expense, income taxes, depreciation, amortization, stock-based compensation, employee termination and other non-recurring costs, and foreign exchange transaction gains and losses.

These non-GAAP financial measures exclude the effect of foreign exchange transaction losses, which represents a change from calculations presented in prior earnings releases. We decided to exclude foreign exchange transaction losses because we do not believe such gains or losses are indicative of operating performance. Other companies, including companies in KVH’s industry, may calculate these non-GAAP financial measures differently or not at all, which will reduce their usefulness as a comparative measure.

Future Non-GAAP Adjustments

Future GAAP diluted EPS may be affected by changes in ongoing assumptions and judgments, and may also be affected by non-recurring, unusual or unanticipated charges, expenses or gains, which are excluded in the calculation of our non-GAAP diluted EPS guidance as described in this press release.

Because non-GAAP financial measures exclude the effect of items that will increase or decrease our reported results of operations, management strongly encourages investors to review our consolidated financial statements and publicly filed reports in their entirety. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the tables accompanying this release.

About KVH Industries, Inc.
KVH Industries, Inc. (Nasdaq: KVHI), is a global leader in mobile connectivity and inertial navigation systems, innovating to enable a mobile world. The market leader in maritime VSAT, KVH designs, manufactures, and provides connectivity and content services globally. KVH is also a premier manufacturer of high-performance sensors and integrated inertial systems for defense and commercial applications. Founded in 1982, the company is based in Middletown, RI, with research, development, and manufacturing operations in Middletown, RI, and Tinley Park, IL, and more than a dozen offices around the globe.

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This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding our financial goals for future periods, the success of our new initiatives, our investment plans, our development goals, our anticipated revenue and earnings, the anticipated impact of ASC 606, and the impact of our future initiatives on revenue, competitive positioning, profitability, and product orders. Actual results could differ materially from the forward-looking statements made in this press release. Factors that might cause these differences include, but are not limited to: the uncertain duration of the initial adverse impact on our overall revenues of our new AgilePlans, under which we recognize no revenue for product sales, either at the time of shipment or over the contract term; increased costs arising from the new HTS network; the impact of recent changes in revenue recognition and lease accounting standards, including potential changes in the interpretation of those standards; the uncertain impact of tax reform and federal budget deficits; the uncertain impact of changes in trade policy, including potential tariffs and trade wars with other countries; unanticipated obstacles in our photonic chip and other product development efforts; delays in the receipt of anticipated orders for our products and services, including significant orders for TACNAV products, or the potential failure of such orders to occur at all; continued adverse impacts of currency fluctuations, particularly the British Pound; risks associated with the impact of Brexit on sales and operations in the U.K. and Europe and on the overall global economy; our ability to successfully implement our new initiatives without unanticipated additional expenses; potential reduced sales to companies in or dependent upon the turbulent oil and gas industry; continued substantial fluctuations in military sales, including to foreign customers; the unpredictability of defense budget priorities as well as the order timing, purchasing schedules, and priorities for defense products, including possible order cancellations; the uncertain impact of potential budget cuts by government customers; the impact of extended economic weakness on the sale and use of marine vessels and recreational vehicles; the potential inability to increase or maintain our market share in the market for airtime services; the need to increase sales of the TracPhone V-IP and V-HTS series products and related services to maintain and improve airtime gross margins; the need for, or delays in, qualification of products to customer or regulatory standards; potential declines or changes in customer demand, due to economic, weather-related, seasonal, and other factors, particularly with respect to the TracPhone V-IP and V-HTS series, including with respect to new pricing models; increased price and service competition in the mobile connectivity market; potential increased expenses associated with investments in new technology; exposure for potential intellectual property infringement; potential additional litigation expenses; fluctuations in interest rates; potential changes in tax and accounting requirements or assessments, including management’s assessment of the probability and effect of future events; stock price volatility; and export restrictions, delays in procuring export licenses, and other international risks. These and other factors are discussed in more detail in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 2, 2018. Copies are available through our Investor Relations department and website, http://investors.kvh.com. We do not assume any obligation to update our forward-looking statements to reflect new information and developments.

KVH Industries, Inc. has used, registered, or applied to register its trademarks in the USA and other countries around the world, including but not limited to the following marks: KVH, TracVision, TracPhone, CommBox, TACNAV, IP-MobileCast, Videotel, mini-VSAT Broadband, NEWSlink, KVH OneCare, and AgilePlans by KVH. Other trademarks are the property of their respective companies.

KVH INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Sales:
Product	$16,367	$14,169	$46,521	$43,355
Service	27,150	26,281	80,489	77,755
Net sales	43,517	40,450	127,010	121,110
Costs and expenses:
Costs of product sales	9,767	9,578	28,784	29,412
Costs of service sales	15,376	13,374	44,690	39,736
Research and development	3,789	3,990	11,288	11,698
Sales, marketing and support	8,421	8,234	25,856	25,098
General and administrative	7,084	7,075	21,679	22,805
Total costs and expenses	44,437	42,251	132,297	128,749
Loss from operations	(920)	(1,801)	(5,287)	(7,639)
Interest income	161	166	464	491
Interest expense	453	379	1,290	1,081
Other income (expense), net	199	(141)	371	(321)
Loss before income tax expense	(1,013)	(2,155)	(5,742)	(8,550)
Income tax expense	161	283	668	799
Net loss	$(1,174)	$(2,438)	$(6,410)	$(9,349)
Net loss per common share:
Basic and Diluted	$(0.07)	$(0.15)	$(0.38)	$(0.57)
Weighted average number of common shares outstanding:
Basic and Diluted	17,188	16,469	17,025	16,393

KVH INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	September 30, 2018	December 31, 2017
ASSETS
Cash, cash equivalents and marketable securities	$33,236	$42,915
Accounts receivable, net	28,971	28,316
Inventories	24,676	22,732
Other current assets and contract assets	7,201	3,816
Total current assets	94,084	97,779
Property and equipment, net	52,375	43,521
Goodwill	32,848	33,872
Intangible assets, net	11,637	15,120
Other non-current assets and contract assets	13,327	5,927
Non-current deferred income taxes	201	20
Total assets	$204,472	$196,239
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$35,651	$33,948
Contract liabilities	10,770	—
Deferred revenue	—	6,919
Current portion of long-term debt	22,691	2,482
Total current liabilities	69,112	43,349
Other long-term liabilities	2,060	19
Long-term contract liabilities	8,771	—
Non-current deferred tax liability	2,547	2,634
Long-term debt, excluding current portion	20,252	44,572
Stockholders’ equity	101,730	105,665
Total liabilities and stockholders’ equity	$204,472	$196,239

KVH INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET LOSS TO NON-GAAP NET INCOME (LOSS)
(in thousands, except per share amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net loss - GAAP	$(1,174)	$(2,438)	$(6,410)	$(9,349)
Amortization of intangibles	958	1,096	3,101	3,266
Stock-based compensation expense	860	809	2,452	2,621
Employee termination and other non-recurring costs	—	—	195	—
Foreign exchange transaction (gain) loss (a)	(141)	192	(258)	482
Tax effect on the foregoing	(333)	(527)	(1,088)	(1,630)
Change in valuation allowance (b)	514	1,278	2,273	4,401
Net income (loss) - Non-GAAP	$684	$410	$265	$(209)

Net income (loss) per common share - Non-GAAP:
Basic and Diluted	$0.04	$0.02	$0.02	$(0.01)

Weighted average number of common shares outstanding:
Basic	17,188	16,469	17,025	16,393
Diluted	17,429	16,649	17,282	16,393

(a)We changed our definition of non-GAAP net income (loss) and non-GAAP net income (loss) per common share to exclude the impacts of realized and unrealized foreign exchange transaction gains and losses since such gains and losses are not indicative of operating performance in any particular period. If we had presented non-GAAP net income (loss) and non-GAAP net income (loss) per common share consistent with our prior practice, the non-GAAP net income and non-GAAP net income per common share for the three months ended September 30, 2018 would have been $0.2 million and $0.01 per common share, respectively, greater than the amounts reported in the table, the non-GAAP net income for the three months ended September 30, 2017 would have been $0.1 million less than the amounts reported in the table, and there would have been no change in the non-GAAP net earnings per common share for the three months ended September 30, 2017. The non-GAAP net income and non-GAAP net income per common share for the nine months ended September 30, 2018 would have been $0.3 million and $0.01 per common share, respectively, greater than the amounts reported in the table. The non-GAAP net loss and non-GAAP net loss per common share for the nine months ended September 30, 2017 would have been $0.4 million and $0.03 per common share, respectively, greater than the amounts reported in the table.

(b)Represents an increase in deferred tax asset valuation allowance on additional United States net operating losses.

KVH INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET LOSS TO NON-GAAP
EBITDA AND NON-GAAP ADJUSTED EBITDA
(in thousands, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
GAAP net loss	$(1,174)	$(2,438)	$(6,410)	$(9,349)
Income tax expense	161	283	668	799
Interest expense, net	292	213	826	590
Depreciation and amortization	3,193	2,745	9,481	8,222
Non-GAAP EBITDA	2,472	803	4,565	262
Stock-based compensation expense	860	809	2,452	2,621
Employee termination and other non-recurring costs	—	—	195	—
Foreign exchange transaction (gain) loss (a)	(141)	192	(258)	482
Non-GAAP adjusted EBITDA	$3,191	$1,804	$6,954	$3,365

(a) We changed our definition of non-GAAP adjusted EBITDA to exclude the impacts of realized and unrealized foreign exchange transaction gains and losses since such gains and losses are not indicative of operating performance in any particular period. If we had presented non-GAAP adjusted EBITDA consistent with our prior practice, non-GAAP adjusted EBITDA would have been $0.2 million greater and $0.2 million lower, respectively, than the amounts presented in the table for the three months ended September 30, 2018 and 2017, respectively. If we had presented non-GAAP adjusted EBITDA consistent with our prior practice, non-GAAP adjusted EBITDA would have been $0.3 million greater and $0.5 million lower, respectively, than the amounts presented in the table for the nine months ended September 30, 2018 and 2017, respectively.

KVH INDUSTRIES, INC. AND SUBSIDIARIES
REVENUE AND OPERATING INCOME (LOSS) BY SEGMENT
(in millions except for percentages, unaudited)

Segment Net Sales	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Mobile connectivity sales
Product	$7.6	$7.2	$23.6	$25.9
Service	25.9	25.6	76.4	75.2
Net sales	$33.5	$32.8	$100.0	$101.1

Inertial navigation sales
Product	$8.7	$6.9	$22.9	$17.4
Service	1.3	0.7	4.1	2.6
Net sales	$10.0	$7.6	$27.0	$20.0

Operating Income (Loss)	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Mobile connectivity	$1.5	$2.0	$3.7	$5.3
Inertial navigation	1.9	0.4	3.8	0.7
	3.4	2.4	7.5	6.0
Unallocated	(4.3)	(4.2)	(12.8)	(13.6)
Loss from operations	$(0.9)	$(1.8)	$(5.3)	$(7.6)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Mobile Connectivity Revenue Components	(percentage of net sales)
Product sales	17%	18%	19%	21%
mini-VSAT Broadband airtime	41%	42%	41%	41%
Content and training	16%	20%	18%	20%
Inertial Navigation Revenue Components
FOG-based products	18%	13%	16%	12%
Tactical navigation products	3%	4%	2%	3%

KVH INDUSTRIES, INC. AND SUBSIDIARIES
NON-GAAP EPS GUIDANCE
(unaudited)

	Fourth Quarter Fiscal 2018 (Projected)	Full Year Fiscal 2018 (Projected)
Net loss per common share	$(0.10) - $(0.01)	$(0.48) - $(0.38)

Estimated amortization of intangibles (a)	$0.06	$0.24
Estimated stock-based compensation expense	$0.05	$0.20
Estimated tax effect	$(0.02)	$(0.09)
Change in valuation allowance (b)	$0.03 - $ 0.01	$0.17 - $0.14

Non-GAAP net income per common share (c)	$0.02 - $0.09	$0.04 - $0.11

(a)	Includes amortization of intangible assets resulting from acquisitions.

(b)	Represents incremental forecasted valuation allowance that we expect to record against additional deferred tax assets generated in 2018.

(c)	Assumes no significant change in realized and unrealized foreign exchange transactions gains and losses.

KVH INDUSTRIES, INC. AND SUBSIDIARIES
NON-GAAP ADJUSTED EBITDA GUIDANCE
(in millions, unaudited)

	Fourth Quarter Fiscal 2018 (Projected)	Full Year Fiscal 2018 (Projected)
GAAP net loss	($2.0) - $0.0	($8.4) - ($6.4)

Estimated income tax provision	$0.2	$0.8
Estimated interest expense, net	$0.2	$1.1
Estimated depreciation and amortization (a)	$3.7	$13.1
Estimated stock-based compensation expense	$0.9	$3.4

Non-GAAP adjusted EBITDA(b)	$3.0 - $5.0	$10.0 - $12.0

(a)	Reflects amortization of intangible assets resulting from acquisitions and depreciation of fixed assets.

(b)	Assumes no significant change in realized and unrealized foreign exchange transaction gains and losses.